Exhibit 99.1

INTERIM ORDER

Regarding the Proposed Acquisition of Qualcomm, Inc. by Broadcom Limited

WHEREAS the Committee on Foreign Investment in the United States (“CFIUS”) has received written notification and has initiated a review and investigation, pursuant to section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565 (“section 721”), of a transaction (“Transaction”) involving the takeover of Qualcomm, Inc. (“Qualcomm”), a company organized under the laws of Delaware, by Broadcom Limited (“Broadcom”), a company organized under the laws of Singapore;

WHEREAS Broadcom, pursuant to the Transaction, is engaged in a concerted effort to complete a hostile takeover of Qualcomm, including acquiring proxies to elect six new Directors (a majority) to the Board of Qualcomm in order to approve a Proposed Agreement and Plan of Merger (the “Proposed Agreement”) that Broadcom filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2018, between Broadcom and Qualcomm;

WHEREAS CFIUS has determined that the Transaction, as described in the notice that Qualcomm submitted to CFIUS dated January 29, 2018, and the agency notice submitted by the Department of the Treasury dated March 4, 2018 (together, the “Notice”), including the Proposed Agreement or any other potential merger, acquisition, or takeover agreement between Broadcom and Qualcomm constitutes a “covered transaction” for purposes of section 721;

WHEREAS CFIUS is undertaking a review and investigation of the effects of the Transaction on the national security interests of the United States, as required by section 721;

CFIUS has determined, based on information provided to, and analyses by CFIUS agencies to date, that there are national security risks to the United States that arise as a result of, and in connection with the Transaction, and CFIUS seeks to take necessary actions to provide interim protection and impose conditions that mitigate those risks pending any further action by the President, or by CFIUS, 50 U.S.C. §§ 4565(b)(2)(A), (l)(1)(A);

By the authority vested in CFIUS by section 721, and Executive Order 11858 of May 7, 1975, as amended by Executive Order 13456 of January 23, 2008, 73 Fed. Reg. 4677 (Jan. 25, 2008), CFIUS hereby establishes the following interim measures, which shall be effective as of the Effective Date of this Order, except as otherwise stated, and shall apply until such time as this Order expires in accordance with Section 2.7 below:

ARTICLE I — Delay of Annual Stockholder Meeting

1.1       Qualcomm’s annual stockholder meeting, including the election of its Board of Directors, shall be delayed from its current scheduled date of March 6, 2018, for a period of 30 (thirty) days. Qualcomm shall hold in abeyance the acceptance or count of any votes or proxies for directors, and shall take no action to complete the election of directors.

1.2       Qualcomm and Qualcomm’s Board of Directors, executives, and agents are, while this Order is in effect, hereby prohibited from accepting, or taking any action in furtherance of accepting, Broadcom’s proposed merger agreement or any other proposed merger, acquisition, or takeover agreement with Broadcom.

1.3       Broadcom shall provide CFIUS with five business days’ notice before taking any action toward redomiciliation in the United States while this Order is in effect.

1.4       Qualcomm and Broadcom shall provide CFIUS with weekly written notice of what actions they are taking to effectuate this Order.

ARTICLE II - General Provisions

2.1       Effectiveness. This Order is effective immediately upon the date of issuance (“Effective Date”).

2.2       United States Government Remedies. If Qualcomm or Broadcom fails to comply with any of the provisions of this Order, the CFIUS Monitoring Agencies or any other appropriate United States governmental authority may seek any and all remedies available under applicable law, including injunctive or other judicial relief, and remedies under section 721 and 31 C.F.R. Part 800.

2.3       Notices. Notices related to this Order shall be provided to:

Mr. Stephen Hanson

Staff Chair

Committee on Foreign Investment in the United States

U.S. Department of the Treasury

1500 Pennsylvania Avenue, N.W.

Room 5008

Washington, DC 20220

Stephen.Hanson@treasury.gov

cfius@treasury.gov

Mr. Richard C. Sofield

Principal Deputy Chief

Foreign Investment Review Staff

National Security Division

U.S. Department of Justice

950 Pennsylvania Ave, N W

Washington, DC 20530

Richard.Sofield2 @usdoj.gov

cfius@usdoj.gov

2.4       Modification. This Order may only be revoked or modified in writing by CFIUS or by order of the President.

a.              Any request by Qualcomm or Broadcom for a modification of this Order must be made in writing.

b.              Qualcomm and Broadcom, together or individually, may request a conference with representatives of CFIUS on any matter related to this Order, including any request for a modification of this Order.

2.5       Waiver or Exception. No waiver or exception of any obligation under this Order shall be effective unless expressly granted by the CFIUS Monitoring Agencies in writing. The CFIUS Monitoring Agencies shall have the authority to grant or revoke any waiver, exception, or approval in their sole discretion. CFIUS will respond to any requests for waiver or exception within 3 (three) business days from receipt of the request. Non-response by the CFIUS Monitoring Agencies to a waiver, approval, or exception request shall not constitute acceptance of such request.

2.6       Severability. The provisions of this Order shall be severable and if any provision thereof or the application of such provision under any circumstances is held invalid by a court of competent jurisdiction, it shall not affect any other provision of this Order or the application of any provision thereof. Moreover, to the extent any provision is found by a court of competent jurisdiction to exceed in part any legal authority, it is CFIUS’s intent that the provision be upheld to the fullest extent allowable by law.

2.7       Expiration. This Order shall remain in effect until CFIUS concludes action or the President takes action under section 721 with respect to the Transaction or upon revocation by CFIUS or the President.

2.8       Miscellaneous.

a.              The terms of this Order are without prejudice to the final disposition of CFIUS’s review.

b.              Nothing in this Order is intended to (i) limit, alter, or constitute a waiver of any rights the U.S. government may have under law or regulation or (ii) to create rights enforceable at law by any other individuals or entities.

c.               Nothing in this Order is intended to limit, alter, or constitute a waiver of (a) any enforcement authority available under any U.S. federal, state, or local laws, (b) the sovereign immunity of the United States, or (c) any authority or jurisdiction the U.S. Government may possess over the activities of Qualcomm or Broadcom or their respective agents located within or outside the United States. Nothing in this Order is intended to or is to be interpreted to require Qualcomm, Broadcom, or the CFIUS Monitoring Agencies to violate any applicable U.S. law or waive any applicable privileges.

2.9       Definitions.

“CFIUS Monitoring Agencies” means the United States Department of Justice, the United States Department of Defense, and the United States Department of the Treasury.

“Section 721” means section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565.

On behalf of CFIUS:

/s/ Steven T. Mnuchin
Steven T. Mnuchin
Secretary
U.S. Department of Treasury March 4, 2018